Exhibit 4.13

HFC Capital Trust III

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of June 4, 2004 (this “First Supplemental Indenture”), between Commercial Capital Bancorp, Inc., a Nevada corporation (the “Corporation”), and Wilmington Trust Company, a Delaware banking corporation, as trustee (hereinafter the “Trustee”). Capitalized terms used herein without definition shall have the same meanings assigned to them in the Indenture (as hereinafter defined).

RECITALS OF THE COMPANY

WHEREAS, Hawthorne Financial Corporation, a Delaware corporation (“Predecessor Corporation”), and the Trustee have entered into that certain Indenture dated as of April 10, 2002 (the “Indenture”), pursuant to which the Predecessor Corporation issued its Floating Rate Junior Subordinated Debt Securities due 2032 (the “Securities”);

WHEREAS, Article XI of the Indenture provides that, in case of any (i) consolidation or merger of the Predecessor Corporation with or into another person, (ii) successive consolidations or mergers in which the Predecessor Corporation or its successor or successors, as the case may be, shall be a party or parties, or (iii) any sale, conveyance, transfer or other disposition by the Predecessor Corporation of its properties as an entirety or substantially as an entirety, the successor entity shall execute and deliver a supplemental indenture, whereby such successor entity shall assume the duties and obligations of the Predecessor Corporation with respect to the Indenture;

WHEREAS, the Predecessor Corporation will merge with and into CCBI Acquisition Corp. (“Acquisition Corp.”), with Acquisition Corp. as the surviving entity pursuant to an Agreement and Plan of Merger, dated January 27, 2004, among Predecessor Corporation, the Corporation and Acquisition Corp.; simultaneously with or as soon as practicable thereafter, Acquisition Corp. will merge with and into the Corporation, with the Corporation as the surviving entity pursuant to an Agreement of Merger of CCBI Acquisition Corp. with Commercial Capital Bancorp, Inc., dated January 27, 2004, between the Corporation and Acquisition Corp. (collectively the “Merger”);

WHEREAS, the Corporation’s and the Trustee’s execution of this First Supplemental Indenture is authorized by Section 9.01(a) of the Indenture and, as a result, no consent of the Securityholders is necessary in connection therewith.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Corporation and the Trustee mutually covenant and agree as follows:

1. Assumption of Indenture by Corporation. In accordance with Article XI of the Indenture, the Corporation hereby assumes the due and punctual payment of the principal and premium, if any, and interest on all of the Securities according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be kept, performed or observed by the Predecessor Corporation. Accordingly, pursuant to Section 11.02 of the Indenture, the Corporation shall succeed to and be substituted for the Predecessor Corporation, with the same effect as if it had been originally named in the Indenture as the Company (as defined therein), and the Predecessor Corporation shall be relieved of any further liability or obligation under the Indenture or upon the Securities.

2. Authority; Valid Merger; Existence; No Default; No Consent. The Corporation represents and warrants to the best of its knowledge that (a) it has all necessary power and authority to execute and deliver this First Supplemental Indenture and to perform the Indenture,

(b) it is the successor by merger or successive mergers of the Predecessor Corporation pursuant to a valid merger effected in accordance with applicable law, (c) it is a corporation organized and existing under the laws of the State of Nevada, (d) after giving effect to the Merger, no Default or Event of Default shall have occurred and be continuing, and (e) this First Supplemental Indenture is executed and delivered pursuant to Section 9.01 and Article XI of the Indenture and does not require the consent of the Securityholders.

3. First Supplemental Indenture. This First Supplemental Indenture is supplemental to, and is entered into in accordance with Section 9.01(a) of the Indenture, and except as modified, amended and supplemented by this First Supplemental Indenture, the provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

4. Successors and Assigns. All covenants and agreements of the Corporation and the Trustee in this First Supplemental Indenture shall bind their respective successors.

5. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

7. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

8. Effective Date. This First Supplemental Indenture shall be effective as of the date hereof.

9. Incorporation into Indenture. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture; and the Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Corporation. The recitals of fact contained herein shall be taken as the statements solely of the Corporation, and the Trustee assumes no responsibility for the correctness thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and the seal of the Corporation to be hereunto affixed and attested, all as of the day and year first above written.

COMMERCIAL CAPITAL BANCORP, INC.

By:	/s/ STEPHEN H. GORDON
Name:	Stephen H. Gordon
Title:	Chairman and Chief Executive Officer

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Trustee under the Indenture

By:	/s/ CHRISTOPHER J. SLAYBAUGH
Name:	Christopher J. Slaybaugh
Title:	Financial Services Officer

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